Exhibit 99.1

EXXON MOBIL CORPORATION

March 1, 2017

8:30 am CT

Jeff Woodbury: Ladies and gentlemen, good morning and welcome to ExxonMobil’s Analyst Meeting. And we’re very pleased that you’re able to join us both here in New York as well as those participating via the webcast. And we do look forward for a very informative and engaging dialogue with you all this morning.

For those that I’ve not had the opportunity to meet, my name is Jeff Woodbury. I’m the Vice President for Investor Relations and the Corporate Secretary.

Now before we begin, I’d like to just give you a very short briefing on the safety procedures in this room. There are two exits from the room – one in the front here to the left of the stage to my right, the second being in the back of the room. Both of the exits will go ahead and take you down a stairwell to the street level.

Now, in case of an emergency, there will also be an audible message that will instruct us on what to do. And furthermore, personnel from the New York Stock Exchange will be here to guide us through whatever actions they require of us.

Also, I’d like to take this opportunity right now to ask you all to go ahead and silence any of your electronic devices such as a cell phone or a tablet so that we’re not disturbed during the discussion this morning.

Next, I draw your attention to the cautionary statement that you can find in the front of the presentation material before you. As you know, the statement contains information that is pertinent to this morning’s discussion. And you can also access our website for additional factors that may affect our future results as well as some of the definitions for the terms that we will be using in the presentation.

Turning now to the agenda, our Chairman and Chief Executive Officer, Darren Woods, will be leading the presentation and we’ll begin with our value proposition and the unique attributes that really differentiate ExxonMobil. And then we’ll go ahead and turn into some details around our investment plans through the end of the decade with a focus about how we will continue to grow the long-term value for our shareholders. Then next we’ll provide some specifics on our objectives and our activities in each of our business units.

Following a short break, the management committee will join Darren up here and they will be interested in hearing your questions and having an exchange of information.

So with that, it is my pleasure now to introduce Darren Woods.

Darren Woods: Thank you, Jeff. Good morning everybody. Just let me add my welcome to you as well. Very pleased to be here this morning to share our business’ strategies and our investment plans.

Before I get started though, I just want to take the opportunity to thank the staff here at the Exchange for all the hard work they’ve put in to preparing for this event today. We have a very long relationship and we very much appreciate the support they’ve given us over the 15 years we’ve been coming to the Exchange.

The photo behind me is an image of Hebron, our project in Eastern Canada. It’s an ExxonMobil-operated development that includes a gravity-based structure with a production capacity of 150,000 barrels per day. This 50,000-ton floatover set a new industry record. I’m also pleased to say that the project is on track to start up in the second half of this year.

Let me begin by reflecting on market conditions. As you are well aware, oversupply drove prices to their lowest level in over 10 years during 2016. Today, the market has become more balanced, however, uncertainties remain. Global supply remains dynamic, new projects are coming online, OPEC production levels are changing, geopolitical uncertainties remain, and U.S. unconventionals continue to evolve.

As the world’s population expands, the middle class grows and standards of living improve. And we expect the demand for energy to increase about 25% by 2040. With a continued growth in demand and a dynamic supply environment, we expect to continue to see volatility in the markets.

Operational flexibility of unconventional resources will likely impact price cycles. Operators have the potential to mobilize quickly, providing a more rapid response to market conditions.

In the medium term, this could temper price cycles with the highs and lows less extreme than we’ve seen in the past. Geopolitical developments and actions by OPEC could, on the other hand, overwhelm this. Our job is to compete and succeed in any market, irrespective of conditions or price.

To do this, we must produce and deliver the highest-value products at the lowest possible cost through the most attractive channels in all operating environments. We are distinctly positioned to do so and we are confident in the abilities of our people, our organization, and our world-class integrated businesses.

Each of our core businesses could be a powerhouse in its own right. Their success is underpinned by our commitment to the fundamentals – operational excellence, disciplined investment, innovative technology, and exceptional project execution. Together, these have led to ExxonMobil’s industry-leading performance.

Our operational advantage is realized in our safety and environmental performance, our low-cost operations, and high reliability. An extensive portfolio of diverse investment opportunities provide flexibility, allowing us to preferentially advance projects where we have engineered-in higher value and created advantage.

In this regard, our long-standing commitment to the development and application of high-impact technologies has been critical to unlocking unique value.

Finally, our long history coupled with the diversity and size of our operations and projects provide unparalleled capabilities to deliver world-class advantaged projects, building on and sustaining the corporation’s industry-leading performance.

The strength of our individual businesses do not tell the full story, though. To quote Aristotle, “The whole is greater than the sum of the parts.” Our diversified portfolio spans the entire value chain, from wellhead to premium fuels and chemical products. This provides a distinct industry advantage. It diversifies revenues and mitigates sector-specific risk, allowing the company to invest across commodity cycles while maintaining a strong financial position.

More importantly, in markets where elements of the value chain are interdependent, we gain competitive insight. If value shifts along the chain, we are in a position to capture it. As demand for resources, skills, and knowledge move along the chain, we can adjust without losing critical experience. We can leverage project expertise across a broad portfolio of opportunities, including offshore platforms, grassroot chemical plants, and brownfield expansions.

We can also transfer manufacturing best practices across Upstream production units, pipeline and terminal operations, refineries, and chemical plants.

Finally, participating in each element of the value chain allows us to monitor developments and then anticipate and capture high-value opportunities irrespective of where they occur.

One example of how integration allows us to capitalize on unique opportunities is our joint venture with Energy Transfer Partners. This new JV secures additional terminal and pipeline capacity to more efficiently transport barrels produced in the Permian and Ardmore Basins to liquid markets in the U.S. Gulf Coast.

Growing production in the United States and advantaged transportation provides an opportunity to expand crude runs at our three Gulf Coast refineries. We are currently developing projects for an additional 340,000 barrels per day of light crude processing capability.

As another example, we have leveraged Upstream expertise in the U.S. natural gas markets to inform investment decisions in our Gulf Coast chemical facilities. These same insights position our unconventional gas portfolio to effectively compete for increased domestic power generation and LNG exports.

As market conditions change, we adjust our operations to improve returns. This flexibility provides options that most of our competitors do not have. Our ability to see all along the value chain gives us an advantage in capturing market value.

Integration also gives us the benefit of synergies and shared capabilities. Sharing skills, knowledge, and experience across all functions of the organization improves effectiveness and leads to greater efficiency.

For example, Upstream Development Company engineers are participating in large Downstream and Chemical Company projects resulting in new approaches, better execution, and higher-return projects.

Another example is shared uses of technology. At the LaBarge gas field, we have implemented a multi-variable control system resulting in increased production rates and optimized molecule management. By using software that was developed by the Downstream, we fast-tracked execution and accelerated value capture.

This type of sharing between our business units has been facilitated by moving offices to one consolidated campus. In the last two years, personnel transfers between business segments have increased significantly. We are more effectively deploying experiences and skills to the highest-value opportunities.

Productivity gains, new technology, and staffing harmonization across the segments have helped achieve a 27% workforce reduction in the last five years. All these efforts contribute to better results at a lower cost.

Our consolidated cash operating costs have been reduced by over $13 billion since 2011, representing a 23% reduction.

One of our long-standing imperatives is the development and application of new technologies. We have a commitment to fundamental science, spending about $1 billion annually on research and development. Through this sustained investment, ExxonMobil continues to develop and deploy new technologies that add significant value.

Let me share a couple of examples. cMIST technology is a compact, in-line absorption system designed to more efficiently remove water vapor during the production of natural gas. It reduces the size and weight of dehydration and achieves significant cost advantages. The technology is expected to result in cost savings of up to 25% in gas treating. With broad applicability, we are evaluating opportunities to deploy this novel concept in a variety of future projects.

We’ve also jointly developed new steels to counteract high erosion rates in challenging operating environments. The material has proven to be more erosion-resistant than conventional steels – on average, more than tripling service life, which reduces maintenance and increases uptime. In slurry pipelines at Kearl, the use of this steel could save more than a billion dollars over the life of the asset. The material has promising potential in other harsh environments across the Upstream, Downstream, and Chemicals. Proprietary technology is creating value in every part of our business and improving profitability.

Technology is also helping us to address the risk posed by climate change.

As society looks for affordable energy solutions with lower greenhouse gas emissions, advancement in technology will be critical. We have invested nearly $7 billion on lower emissions technology since 2000. This includes investments to improve energy efficiency, mitigate flaring, and more efficiently produce electricity. These investments are reducing greenhouse gas emissions at our manufacturing facilities.

We also help customers manage their own emissions with products we manufacture, such as better-performing fuels, improved lubricants, and high-performing chemical products that enable sustainable solutions.

We are also a global leader in carbon capture and storage, with a working interest in about one quarter of the world’s current capacity. Our partnership with FuelCell Energy is advancing new technology that may substantially improve CCS efficiency, effectiveness, and affordability.

ExxonMobil is also pioneering scientific research to discover innovative approaches to enhancing existing supply options in manufacturing processes.

In addition, we are collaborating with others to develop next-generation energy sources such as advanced biofuels. We also continue to constructively engage with policy makers, providing a perspective on the practical implications of policies under consideration.

A diversified business portfolio coupled with a long-term focus, rigorous evaluations, and financial discipline underpin our unparalleled financial strength. This allows us to make strategic investment and maintain a reliable and growing dividend during down cycles with lower leverage and risk than our competitors.

Our cash flow from operations last year surpassed $22 billion, leading the industry. As part of our ongoing portfolio management, we took advantage of opportunities in 2016 to divest assets that yielded $4.3 billion of cash flows – more than any other of our competitors.

Our rapid yet deliberate response to changing market conditions allowed us to reduce capex while continuing to develop projects, maintain critical skills, and preserve long-term shareholder value.

In 2016, we were the only integrated company with positive free cash flow. Despite last year’s market lows, we remain in excellent financial condition, with capacity to respond to a variety of value opportunities.

Key to maintaining financial strength in the long run is rigorous capital allocation and advantaged investments that perform across a wide variety of market conditions. A good way to measure this is in the long term return on average capital employed. Across the business cycles, we consistently outperform our peers. Over the past ten years, ExxonMobil’s ROCE averaged almost 20%. That’s more than five percentage points higher than our next best competitor.

This leadership extends to each of our business segments, which I’ll discuss in more detail later.

Now that we’ve discussed the foundation of our success, I want to talk about how we share this success. 2016 marked our 34th consecutive year of per-share dividend increases. ExxonMobil’s long-term dividend growth rate of almost 9% per year over the last ten years exceeds both the average of S&P 500 as well as our industry competitors.

ExxonMobil was the only major integrated oil company to significantly increase its dividend in 2016 – up three-and-a-half percent from 2015. Our dividend policy is – excuse me – geared to deliver sustainable, long-term shareholder value. We are committed to paying a reliable and growing dividend over the long term, supplemented by a flexible share buyback program.

Since the merger of Exxon and Mobil in 1999, the company has returned nearly $370 billion to shareholders in the form of dividends and share repurchases. To put this number in perspective, $370 billion is larger than the individual market capitalizations of all but six of the S&P 500 companies.

Now that I’ve covered the company’s core strengths, I will walk you through our investment plans and how we intend to continue to deliver long-term value. Among our investments is a light crude oil expansion at our Beaumont Refinery, pictured here. It will reduce raw material cost, increase production of higher-value products, and improve energy efficiency.

As we’ve discussed, ExxonMobil’s ability to create long-term shareholder value is supported by our focus on capital discipline and our flexible portfolio of attractive opportunities. Capex last year totaled $19 billion – $12 billion lower than 2015 – as a result of ongoing capital efficiencies, market savings, reduced activities, and project delivery.

In 2017, we expect to spend $22 billion. This allows us to advance investments and adjust either up or down to commodity price conditions and cash flow.

We anticipate the average annual budget through the end of the decade will be around $25 billion. The key to achieving this plan will be our continued capital discipline and our unwavering focus on project execution and capital efficiency.

This year, ExxonMobil will advance a broad range of projects with an emphasis on increasing returns and capturing the highest value.

The chart shows a breakdown of our 2017 capex plan and some of the key activities in each business segment. This is not an exhaustive list. In the Upstream, more than one-third of the capex will be invested in advancing our large inventory of short-cycle opportunities. They are primarily Permian and Bakken unconventional plays and short-cycle conventional work programs. This component of our investment plan is expected to generate positive cash flow less than three years after initial investment.

At the same time, we will advance several long-cycle projects, notably in Canada, the United Arab Emirates, Kazakhstan, Russia, and Guyana with a focus on growing high-value production capacity.

In the Downstream, ExxonMobil continues to leverage a portfolio of advantaged manufacturing assets. For example, at our Antwerp refinery in Belgium and our Rotterdam refinery in the Netherlands, we’re investing in new facilities to manufacture higher-value products.

The Chemical Company is investing to capture advantaged feedstock in Texas at the Baytown Petrochemical Complex and at the Beaumont Plant. In Singapore, construction is progressing on facilities to produce synthetic rubber for the growing tire market and performance resins for adhesive applications.

Through the end of the decade, our short-cycle investments will increase significantly, accounting for more than half of our planned Upstream capex.

Longer-cycle investments will be focused on capital-efficient developments with solid returns. Some of the highlights include Liza and other opportunities in Guyana and an expansion in Papua New Guinea.

The Downstream will continue to focus on increasing feedstock and logistics flexibility and upgrading molecules. Chemical investments will grow our polyethylene capacity on the Gulf Coast as we expand to meet growing global demand for this high-performance plastic.

The investments I’ve just described will improve our asset portfolio and profitability.

We also work to grow value through acquisitions and divestments. Each opportunity must compete with our existing portfolio and strengthen long-term returns.

In the last five years, we have acquired 7.5 billion oil-equivalent barrels of discovered, undeveloped resources. That number will grow with our acquisition in Papua New Guinea and in the Permian Delaware Basin, contributing almost 4 billion additional oil-equivalent barrels.

We also captured 84 million net acres of high-potential exploration acreage across every region. We continue to opportunistically divest end-of-life and non-strategic assets. This allows us to focus resources on our highest-value opportunities.

As I mentioned earlier, we had over $4 billion of proceeds from asset sales in 2016. Over the last five years, we have realized over $21 billion in asset sales. As always, our decisions are driven by value choices – not cash constraints, volumes, or market share.

This chart provides a representation of our cash flow, which we will expect to grow through enhancements in our ongoing operations, short-cycle investments, and major projects. The dark green bars on the chart represent shareholder distributions. The light green bars are net investments in the business. The red dot indicates estimated cash flows in 2017 through the end of the decade based on average prices of $57 per barrel.

I emphasize again that the investment program is flexible and will change with the business environment. We will pursue attractive opportunities as they develop. We will also continue to focus on increasing capital productivity and growing cash flow and shareholder value while honoring our commitment to share success with our shareholders.

I’d like to wrap up this part of our discussion by leaving you with a snapshot of our goals for the remainder of the year. We will continue to manage the business to achieve industry-leading returns across the price cycle. We will maximize the benefits of integration, fully leveraging synergies and efficiencies while creating and capturing maximum value in each element of the value chain.

Capital discipline underpins our long-term success. We have paced the investment program to advance attractive opportunities and have the ability to adjust activities as needed.

Upstream volumes are an outcome of the investment program. We anticipate a range of 4 to 4.4 million oil-equivalent barrels per day of production through the end of the decade.

With our flexible portfolio and the right market conditions, we will grow volumes on average about 2% per year from 2016 to 2020. Our focus will remain on making choices that enhance long-term shareholder value.

We anticipate cash flow growth from new investments and a continued focus on operational excellence and capital efficiency. This will underpin our commitment to a reliable and growing dividend. The share purchase program will be used when needed to return excess liquidity to the shareholders.

Now, I’ll spend some time talking about the Upstream business where we are executing proven strategies and plans to maximize portfolio value.

This photo shows the Stena Carron drillship offshore Guyana. In December, we made our second discovery in the area with the Payara Field.

ExxonMobil continues to outperform competition in both the size and quality of our assets. This is driven by our ability to capture and efficiently develop high-quality resources.

Our success is underpinned by our commitment to the fundamentals – operational excellence, disciplined investment, innovative technology, and exceptional project execution. Our culture of continuous improvement strengthens and expands the advantages built from this foundation. Together, these have led to ExxonMobil’s industry-leading performance.

We have production activities in 24 countries across various resource development types. Currently, we are producing 2.4 million barrels of liquids, and 10.1 billion cubic feet of gas per day. At these production rates, our proved reserves will provide nearly 13 years of production.

We have continued to deliver on our commitments. Since 2012, we have brought 27 projects online and installed additional capacity of 1.2 million oil-equivalent barrels per day. These projects have grown the percentage of liquids and liquids-linked production in our portfolio to over 70%.

Approximately 40% of our current volumes are from long-plateau assets. These operations provide a base for long-term cash flow.

I’d like to share a few examples of how we maximize the value of this very large and diverse production base.

Regardless of the price environment, we remain focused on improving unit profitability at our operations.

Over the past five years, we have added approximately 750,000 oil-equivalent barrels per day of incremental production. This has been achieved through reliability improvements, maximizing facility capacity, and optimizing resource development. A key focus remains on capturing structural cost reductions – in our operations and from the market.

For example, we have continued to lower unit cash opex at Kearl, capturing economies of scale and driving improvements in the mine and plant. Unit cash opex is now less than half of what it was two years ago. This has come from focused efforts to re-scope work, improve workforce efficiency, reduce supporting logistics, and update maintenance strategies. We are committed to further improving reliability and reducing unit cash opex at this very long-lived asset.

Onshore in the U.S., technology plays a critical role in improving completions that lead to greater resource recovery. In our key gas places, such as the Barnett, Freestone, and Haynesville, we have successfully reduced unit cash opex by 20% since 2014. All these activities deliver lower-cost volumes and enhance profitability.

We have a large and diverse portfolio of investment opportunities. We use a proven development planning process to enhance commercial potential and competitiveness over a range of economic conditions. The process is designed to enhance financial returns and profitability through improved resource definition, optimized development plans, and adjustments to market condition.

The graph on the right illustrates our current portfolio of opportunities. We show the majority of our projects accretive to ExxonMobil’s existing production. Our development planning process strives to move resources up and to the right. Let me show this using Papua New Guinea as an example. When the Hides gas field was added to the resource base in 1993, further work was required to define an appropriate development concept and improve commerciality.

Initially, the project concept was to transport the gas by pipeline to Northern Australia. As we progressed, we evolved to an in-country LNG development. This new concept not only improved the outlook for unit profitability, but also significantly increased the recoverable resource.

At startup in 2014, both the unit profitability and returns were greater than those anticipated at FID. As we consider a future expansion at PNG, we anticipate further improvements in both economics and resource recovery, growing this development, and moving it even further up and to the right.

Currently, we have more than 25 billion oil-equivalent barrels of opportunities that at current prices would yield a 10% return or greater. We continue to optimize investments to deliver accretive value over the project life. Our investment plans for the next two years will add 3 to 4 billion oil-equivalent barrels of proved reserves. This will come from a combination of short-and-long-cycle investments.

Let me start with the unconventional business.

Our unconventional portfolio includes acreage in every major basin in the U.S. Our XTO affiliate has net production of roughly 700,000 oil-equivalent barrels per day, mostly from unconventional resources. Currently, we have over 7,000 drillwell locations that provide attractive returns at $40 per barrel or $2 per KCF. That inventory increases to over 24,000 well locations at $60 per barrel or $3 per KCF.

We operate about 80% of our U.S. unconventional assets with a near-term focus on liquids. We are well positioned for liquids growth with a high degree of flexibility in the pace of development. We’re also applying learning from operations in the U.S. to our international activities. We have a production pilot underway in the Vaca Muerta in Argentina, which will help define the full scope of commercial development.

Through a series of acquisitions in the Permian, we have substantially enhanced our position. We currently hold more than 1.8 million net acres with more than 140,000 net oil-equivalent barrels per day of current production. Since 2014, we have signed seven deals to add operated acreage in the heart of the play. Our recent acquisition of companies owned by the Bass family adds over 227,000 net acres in the core of the Delaware Basin. We anticipate recovery of 3.4 billion oil-equivalent barrels from multiple stacked pay zones.

The holdings are highly contiguous and leveraging ExxonMobil’s technology and operating experience, we will drill some of the longest wells in the Permian, reducing development costs and increasing reserve capture. The majority of the wells in the Delaware Basin will have lateral sections between 10,000 and 12,500 feet.

The ultimate prize in the Permian is significant. The new acreage alone contains over 60 billion oil-equivalent barrels in place. We are confident that our technology will further unlock this resource and grow additional value.

With the recent company acquisition, our total Permian resources are now more than 6 billion oil-equivalent barrels, of which more than 75% is liquids. These resources are robust at lower prices and materially add to our global portfolio.

Using the Permian as an example, this chart helps illustrate our relentless focus on improving efficiencies in our unconventional portfolio.

Since 2014, we have drilled 179 horizontal wells targeting the Wolfcamp and Spraberry formations. With longer laterals and improved completions, we continue to reduce costs and increase productivity. Total unit development costs have been reduced 72% in the last two years to less than $8 per oil-equivalent barrel. We have successfully reduced cash field expenses by nearly 50% since 2014 to approximately $5 per barrel. Our drilling and completion costs are 19% lower than the peer average and amongst the industry leaders.

To build upon this success, we’ve dedicated a team to research and develop techniques to maximize lateral lengths, support next-generation well completions, and optimize the development of unconventional fields. These combined efforts will improve recovery and reduce the total number of wells needed. While this data is specific to the Permian, we have achieved similar results in other unconventional areas by quickly transferring what we’ve learned and fully leveraging our experience.

Now, let’s take a deeper look at our unconventional liquids portfolio and focus on the Permian and Bakken where we have continued to grow the inventory of profitable opportunities. We have more than 5,500 wells with a rate of return greater than 10% at $40 a barrel, with nearly a third drawing significantly higher returns. This inventory offers significant flexibility, allowing us to drill at a pace appropriate for market conditions. Through 2025, our total net production for these basins could grow to more than 750,000 oil-equivalent barrels per day, representing a 20% compounded annual growth rate. Pace will be driven by leasehold facility development, learning curve benefits, and technology application.

Let’s turn now to our longer-cycle investment opportunities.

We have a diverse portfolio of nearly 100 projects in development planning, from the early stages of concept selection all the way through to those under construction. Our plan is to selectively invest in projects that add the most value and are resilient in lower-price environments. The inventory includes almost 20 near-term projects that provide greater than 10% return at current prices. This would equate to 850,000 oil-equivalent barrels of new working interest capacity over the next decade. This is on top of the short-cycle production that I just discussed.

We are constantly working to improve projects in the portfolio. For example, through our development planning phases, we continue to drive down cost. Compared to last year’s plan, we have achieved a 30% reduction in near-term project costs. The map on the right highlights a selection of these opportunities.

All these projects benefit from ExxonMobil’s proven record in development planning, project management, and execution. Examples of how we use development planning to reduce cost and cycle time includes phased developments, which allow us to apply learning-curve benefits such as Guyana, and the extended use of existing infrastructure such as subsea tieback wells in West Africa.

When preparing to execute, we establish strong contractor interfaces to ensure alignment and maximize collaboration. Our advantage is particularly important in complex, challenging environments. The graph on the right shows ExxonMobil’s performance advantage in terms of cost and schedule for comparable arctic, deepwater, and LNG projects.

Our approach ensures we achieve safe and efficient execution of the right development concept at industry-leading cost.

Guyana is one area where we are applying our project expertise to accelerate the Liza development. Delineation wells in 2016 confirmed a world-class discovery with recoverable resources in excess of one billion oil-equivalent barrels. The Liza-4 well will be next in our drilling sequence and will evaluate the east flank of the field, testing the upside potential of 1.4 billion oil-equivalent barrels.

We expect to develop the resource in multiple phases. The initial phase includes subsea wells tied back to a 100,000-barrel-per-day FPSO vessel with the potential to produce at sustained peaks of up to 120,000 barrels per day. Produced gas will initially be reinjected. Front-end engineering and design work is under way and we anticipate reaching a final investment decision later this year. Start-up of Phase 1 is anticipated by 2020, fewer than five years after the initial discovery.

Subsequent phases will incorporate experience from the initial development and allow for optimization as we continue to evaluate Liza and explore nearby prospects.

Significant exploration potential remains in Guyana. In December of last year, we discovered oil with the Payara well, drilled about 10 miles northwest of Liza. We recently completed a successful well test of Payara that confirmed high qualities for both the reservoir and oil, similar to Liza. The delineation well expected to follow Liza-4 will help to fully characterize the extent of the Payara resource.

The success at Payara combined with the additional oil pay discovered with Liza-3 brings the total discovered resource on the block to somewhere between 1.4 and 2 billion oil-equivalent barrels. We are looking forward to further evaluating the block including the upcoming Pacuma test which underlies the Payara discovery.

Just as we progressed rapidly at Liza, we’ll move quickly to develop Payara if the delineation well is successful. Drilling of the Snoek prospect, another stratigraphic trap on the Stabroek block is currently under way. Snoek tests the same play that has proven successful at Liza and Payara. Further exploration drilling on the Stabroek, which has multi-billion barrel unrisked potential will continue in 2017, guided by our proprietary 3D seismic program.

Capture of the large Kaieteur block to the north was approved by the government in February, bringing our total gross acreage across the Stabroek, Canje, and Kaieteur blocks to 11.4 million acres.

We have 3D seismic acquisition planned later this year on the Kaieteur block. We are encouraged by the results to date in Guyana and very excited about the future potential.

Our Papua New Guinea LNG asset provides a reliable source of cash flow and will serve as a foundation for the further developments of attractive growth opportunities. Through the work of the operating organization, the foundation project has consistently produced 20% above the original nameplate capacity. With several discovered undeveloped resources in the area, we are evaluating a capital-efficient expansion of multiple trains at the existing PNG site. Potential resources to be tied-in include the P’nyang field, the Elk-Antelope field from the InterOil acquisition, and the recently discovered Muruk field.

The Muruk well encountered high-quality hydrocarbon-bearing sandstone reservoirs similar to those currently under production. We are still evaluating the discovery to determine the size and its commercial potential.

We continue to run an active exploration program. We’ve recently been awarded three offshore blocks, bringing our total net acreage in PNG, including InterOil, to over 9 million acres. Additional exploration activities are planned in the next two years.

Turning to our portfolio of new capture opportunities, we’re pursuing a diverse set of high-quality projects. We hold almost 110 million net acres from underexplored regions with higher risk and higher reward potential, to more established, lower-risk basins close to existing infrastructure.

The yellow stars mark the resource additions we have made since 2015. They include Liza and Payara offshore Guyana, Muruk in PNG, and last year’s significant Owowo discovery offshore Nigeria.

The yellow stars also include resources associated with our acquisition of discovered undeveloped resources, such as those recently obtained in the Permian. Over the past five years, we have added nearly 16 billion oil-equivalent barrels to our resource base at a finding cost of $1.27 a barrel. Our by-the-bit exploration program is focused on two themes. First, exploring in new areas with large resource potential such as Guyana, Cyprus, Mozambique, and Eastern Canada.

Second, exploring near existing profitable production assets, such as Papua New Guinea, West Africa, and the Gulf of Mexico, where new discoveries can be efficiently tied back to existing infrastructure.

Recognizing the opportunity presented by current market conditions, we invested in more than 60,000 square kilometer of seismic data in 2016. This is more than three times our typical activity level and will allow us to build an attractive set of new drilling opportunities.

Using our proprietary subsurface imaging technologies, such as Full Wavefield inversion, we’re able to better evaluate recently captured acreage and identify new exploration drilling targets that may have been harder to identify using traditional methods. The value of these specialized seismic processing efforts is demonstrated by the recent large-scale discoveries in Guyana and Nigeria.

To wrap up the discussion of the Upstream business, I’d like to reiterate that we have an attractive portfolio of short-and-long-cycle investments that provide flexibility in responding to any price environment. We continue to pursue attractive capture opportunities to highgrade the portfolio and maximize their value through disciplined investment, proprietary technology, and a commitment to operational excellence.

This is a theme you will hear repeated in the Downstream and Chemicals.

In the Downstream and Chemical businesses, we have a portfolio of quality assets with sustained advantages that we continue to enhance through investments. This is a photo of our operations in Mont Belvieu where we are constructing facilities to manufacture high-performance polyethylene products to meet growing demands for plastic. At the same time, we’re building a world-class ethane steam cracker at the Baytown complex to supply ethylene feedstock to these new facilities.

We have long understood the value of a diversified, integrated business that can capture opportunities in shifting industry cycles. Our focus on competitive advantage across the value chain has helped our Downstream and Chemical businesses together become the most profitable in the industry. We maintain a sharp focus on operations integrity and efficiency. We optimize the disposition of each molecule through our integrated fuels, lubricants, and chemical businesses to maximize the return to shareholders.

Through technology investments, we have developed high-performance products and innovative customer offerings. These investments have helped grow sales and enhance our brands. Ultimately, the results of our approach are best measured by our investment return. As you can see, ExxonMobil’s Downstream and Chemical segments have a return on average capital employed over the business cycle that outperforms our peers. These businesses generate solid cash flow and support investment across the corporation.

You will notice from the map that we have manufacturing assets well positioned to support the marketing of our products in more than 130 countries. These integrated manufacturing facilities are the foundation of our competitive advantage. They allow us to optimize our production across fuels, lubricants, and chemicals.

More than 80% of our refining capacity is integrated with chemicals or lubes manufacturing facilities. At these sites, we are pursuing efficiencies enabled by shared resources, interconnected facilities, and harmonized operating practices. We grow value through investments to expand feedstock flexibility and production of higher-value products. We also leverage strategic midstream assets to expand market outlets. In the Downstream, we gain advantage through cost-efficient operations and feedstock flexibility. We leverage our size, integration, and reliability to run our refineries at industry-leading cost.

As shown on the chart, the cash operating costs of our refineries are consistently 15% below the industry average, delivering an advantage of around $1.5 billion in annual cost savings. Investments in strategic logistics provide advantages in our Downstream platform. These investments facilitate access to advantaged feedstock and local markets.

While sound cost control is essential in a commodity business, we go beyond cost to differentiate ourselves from competition. Production of higher-value products, including premium distillates, lube basestocks, and chemical feedstocks further enhance our profitability.

Proprietary catalysts and processing technologies have supported capital-efficient investments that have increased the yield of higher-value products by more than 60%.

Since 2006, we have doubled production of premium distillates and expanded production of high-performance lube basestocks and finished lubricants. We also increased profitability by upgrading lower-value molecules to chemical feedstocks, a benefit unlocked by our integrated sites.

Based on projects that are currently funded, production of higher-value products is expected to increase an additional 8% over the next few years.

To further grow the value of our refining production, we leverage our logistics network to optimize the placement of our products into the highest-value channels. We rely on our global marketing organization to expand the market position of world-renowned fuels and lubricant brands, such as Esso, Exxon, Mobil, and Mobil 1.

Overall, changes in our marketing business model have reduced our operational risk and capital expenditures, allowing us to refocus our efforts on innovative brand marketing and technology programs. We launched our Synergy-branded fuels program in a number of markets around the world, upgrading site brands and offering better-performing fuels. Through these efforts, we have increased branded retail sales volumes and expanded our retail network to more than 20,000 branded stations.

We continue to grow our lubricants business and extend our competitive advantage by deploying leading-edge product technologies. We have more than doubled our sales of synthetic lubricants in the last decade, further strengthening our leadership in this growing, high-value segment. We have unparalleled participation in the lubricant value chain from manufacturing all five groups of basestocks to a comprehensive portfolio of finished lubricant products. We are committed to maintaining our position as the largest lube basestock manufacturer and a leading finished lubricant marketer.

In the Chemical business, we have a long history of capturing advantage from feedstock flexibility. As a result, we are processing nearly 30% more advantaged feed than the industry average. As shown on the chart, we have continuously increased volumes of low-cost ethane processed by our steam crackers in the U.S. Since the beginning of the shale revolution, we have increased ethane cracking by 20%. We have the flexibility to crack a range of liquid and gas feeds as pricing and product demand shift over time.

For example, we are the only company that directly feeds crude oil into a steam cracker. These investments in flexibility have delivered tangible earnings benefits.

ExxonMobil also captures value by leveraging our high volume commodity capacity as a platform to support performance and specialty product growth – these products command a margin premium due to their attributes in higher-value applications.

The global chemical business continues to grow with the expansion of the middle class. This growth is driving increased demand for chemical products to serve large markets such as packaging, automotive, consumer goods, and construction. As can be seen by the blue and green lines on the chart, global chemical demand has grown faster than the global economy at 4% per year over the past decade.

To capture this growth, we have expanded our manufacturing capacity of metallocene-based products, including polyethylene film used in plastic packaging, specialty elastomers used in automobiles, and synthetic basestocks used in lubricants. These are differentiated products that drive longer-term commercial relationships, creating sustained value capture.

The red line on the chart shows that we have nearly tripled our sales of metallocene-based products over the past decade. With our global supply chain, we capture the benefits of geographically advantaged feedstocks while serving growth markets around the world.

Turning now to our Downstream and Chemical investment program, we continue to strengthen our portfolio by increasing our feedstock and logistics flexibility, upgrading the value of hydrocarbon molecules, and expanding volumes of specialty products. Focusing on capturing the full benefits of domestic Upstream production, we’re making the Baytown and Mont Belvieu investments that I mentioned earlier, and are expanding polyethylene capacity by 650,000 tonnes per year at our Beaumont facility.

These projects will increase ExxonMobil’s U.S. polyethylene production by nearly 2 million tonnes per year, representing nearly 40% of our U.S. capacity. We are also investing in some of the largest, lowest-cost refineries in Europe to strengthen their competiveness. We are capitalizing on the European market demand for cleaner fuels with an investment at the Antwerp refinery, where we are constructing a 50,000-barrel-per-day delayed coker. The new facility will upgrade bunker fuel oil into higher-value, ultra-low-sulfur diesel.

In Singapore, we are expanding our group II lube basestock capacity. Construction is expected to begin during the second quarter of 2017 with completion anticipated in 2019. The expansion represents the latest in a series of recent ExxonMobil investments in basestock production, including a previous expansion at the Singapore refinery in 2014 and at the Baytown refinery in 2015. We are also progressing our hydrocracker project at the Rotterdam refinery to make ExxonMobil the largest group II lubes producer in Europe.

These investments across our fuels, lubricants, and chemicals value chain position us for continued success. With 17 projects starting up between 2016 and 2019, cash contributions from major projects will continue to grow in the next few years. By 2020, the increased production from these projects will generate cash that exceeds 30% of our 2016 operating cash flow in the Downstream and Chemicals. That’s nearly $3 billion.

Our balanced portfolio of assets and brands, integration, and technology leadership coupled with a focus on business fundamentals positions our Downstream and Chemical businesses to sustain delivery of strong results. We will continue strengthening the portfolio to drive improvements in operating efficiencies, advantaged feeds, and logistics flexibility. We will also grow production of higher-value products to increase margins. Selective investments in projects across our fuels, lubricants, and chemical value chains will position us to capture profitable growth and generate substantial cash flow from a diverse and advantaged portfolio.

Before we take a short break, I want to thank you again for your time and attention today and emphasize a few of the reasons we are confident in our ability to continue to create shareholder value over the long term.

We are committed to growing long-term value for our shareholders. We intend to deliver on this commitment by making targeted investments across our business to maximize profitability, returns, and cash flow. We will succeed by maintaining our longstanding focus on capital discipline and selectively advancing the most attractive opportunities.

We’ve discussed many of these investments with you this morning: phased developments in Guyana, increased short-cycle activity in the Permian, major projects to grow high-performance products in the U.S. Gulf Coast, and targeted investments to upgrade production at our European refineries, to name just a few. All these projects will benefit from ExxonMobil’s project development and execution capabilities and will further improve the resilience of our global integrated portfolio.

I am confident in ExxonMobil’s future. We have integrated world-class businesses, unparalleled financial strength, and a robust portfolio of attractive future opportunities across the value chain, all underpinned by a dedicated and talented workforce that I believe is the best in industry. We are well positioned to succeed in every geography and at any price point.

Thank you.

At this time, we’ll take a 30-minute break before the questions and answer session and then we’ll have the Management Committee join me and we’ll return in 30 minutes. Thank you.

Jeff Woodbury: Okay, welcome back. We’ll now turn to the question period and while you’re thinking about all the great questions that you have, I’m going to invite Darren to introduce the Management Committee before we get started.

Darren Woods: Sure. I think you all know the cast of characters up here. We’ve got Mike Dolan, who’s responsible primarily for our Chemical business and Technology, and he’s also involved in our

Downstream business; Jack Williams, who has a primary responsibility for Production, also involved in our Refining business as well; Mark Albers here, primarily Development and Exploration; and Andy Swiger with Gas and then a number of our financial activities and our global services companies.

Jeff Woodbury: Great. Thank you. So we’re going to go ahead and open it up for questions and I ask that when you’re called upon, if you could go ahead and state your name and the organization you’re with and then follow that with your question.

So the first one, Doug, in front.

Doug Leggate: Good morning. Thank you. Doug Leggate from Bank of America. Darren, I guess I’m too old to think about new paradigms too frequently, but this would seem to be something of a new paradigm for the commodity.

How do you think about Exxon’s go-forward framework for managing the business as it relates to the bounds of long-cycle versus short-cycle, balance sheet management?

In other words, do you want your balance sheet to go back to where it used to be or do we sit with a higher level of debt? And just generally, how you navigate the near-term volatility for a company that’s traditionally been embedded in very large-cycle long-term projects.

Darren Woods: Thanks for the question. I think the fundamentals of how we think about the business haven’t really changed, and while you see the shift from long to short, that’s really a reflection of the opportunity that’s growing in the short-cycle business.

You know, in times past, that wasn’t as available to us as it is today and so the shift that you see is not so much a change in how we think about running the business. It is us seizing on an opportunity that we realize is there and bringing to bear on that opportunity the advantages that we think we can bring to that space.

And I was mentioning at the break there, you know, if you look at the unconventional space, the short-cycle we’ve been talking about, it’s moved – it’s moved the industry. That part of the industry is not in discovery mode. It’s in extraction mode.

And I think there’s an opportunity for us to bring the skill set that we have within our company to that new type of play and extract more value than we think our competitors can.

So that’s the way, certainly, I’m thinking about how you look at that space out there.

With respect to balance sheet and, you know, objectives that we’ve got around the balance sheet, I would tell you we look at the balance sheet as a mechanism and tool to grow shareholder value and making sure that we’re managing the business in a way that allows us to do that effectively.

And we always want to have the capacity to respond to a value opportunity out there. And so the way we think about that is making sure that we’re preserving the option to seize on the opportunities when they manifest themselves in the marketplace.

Because, as we talked about, many, many years, you know, this market is a cyclical one and it’s very hard to predict. So opportunities will come in unpredictable cycles and we need to be ready for those. I don’t know, Jack, do you want to add anything else on short-cycle?

Jack Williams: No, I think it is opportunity driven and why we’re in it, to the extent we are.

Doug Leggate: Can I just add a bolt-on to that? So in that outlook of short-cycle versus long-cycle, are you comfortable that your position currently in unconventionals is big enough to satisfy the needs of that flexibility for a company of your size?

Darren Woods: Well, when you say big enough, it almost suggests that we have some target around the size of the volume. Now, what I would tell you, is the way that we look at that is, just – is the value opportunity aspect of it and so we feel real good about the acquisition we made.

We see an opportunity to grow some real value there. If we find another opportunity or see another deal that might be out there that has the same kind of or better opportunity to grow value, then we’ll move to take advantage of that as well.

So it really is driven by what’s available to us, how can we extract the most value and grow shareholder value?

Jeff Woodbury: In the center – Ed Westlake.

Ed Westlake: Ed Westlake, Credit Suisse. Two questions – firstly, with the emergence of this, you know, shale resource and the legacy abundance of resource that Exxon has in the portfolio, might we expect to see even more disposals going forward over the next few years?

Darren Woods: We’ve had – well, for as long as I can remember, an active ongoing program to kind of evaluate acquisition opportunities and divestment opportunities and, again, that kind of will flow with the opportunity sets that the market has to offer and it will also flow with the relative alternatives within our own portfolio.

So I think what you’ll see is, we continue to look for how we upgrade our portfolio mix, and to the extent that we see higher value opportunities coming in, and we have an opportunity for somebody else that will realize a higher value of something in our portfolio, we’ll shift that.

If we don’t see that opportunity, we’ll hang onto it. So, again, it’ll be a value-driven decision process. I wouldn’t – you see, actually, if you go back in time, a pretty steady presence in the market with divestments, and that’s just a reflection of how we continuously work it.

Ed Westlake: And then the second question – can you – the second question is on LNG. I mean, the dots are still on the map but most of the slides were on Permian, Guyana, some of the shorter cycle.

You know, you’re very bullish on LNG demand out to 2040. You know, what sort of gas price or oil price do you need to start to sanction some of these, you know, larger megaprojects, say, as you look out?

Darren Woods: You just mentioned Guyana as a short-cycle project. I would tell you that’s typically a long one that we’re trying to turn into a short one but – and we’re pretty proud of the work that we’re doing in that space.

I think on LNG, we focused on Papua New Guinea, just because we think the relative advantage that we have with that investment, the ability to take advantage of the recent acquisition and the resources that are out there, to leverage the site and the investment we just made to become really the lowest-cost supplier for LNG out in that area of the world that’s growing demand pretty significantly.

We’ve got the other opportunities that we continue to advance and as I mentioned in the project – in the discussion, this development planning process that we have to make sure that we’re getting the highest – the best – concepts in place to deliver the highest value and lowest cost supply out there is what sets the pace of how we think about those investments. Andy, anything else you can think of?

Andy Swiger: No, I think the focus is, other than what we talked about with Papua New Guinea, is all the other things that are in the inventory. How can we keep driving them to be the lowest cost?

And that’s the point when we’ll start to bring them forward. We do see it as a great business going forward. It’s going have some dynamic issues in the near term and so forth.

But long-term, we’ve got a lot of opportunity and the trick is let’s just make it really, really low-cost so we’re prepared for any kind of market when it’s time to make a decision to move it forward.

Jeff Woodbury: In the Center, Doug Terreson.

Doug Terreson: Doug Terreson, Evercore ISI. Darren, you were involved with pretty strong performance during – in the Downstream during the past decade. And on this point, what do you think are the key drivers of success for that part of the business and are they different, do you think, for the Upstream?

And then also, what performance and accountability measures do you think are appropriate? Do they need to change? Do some need greater emphasis other – than others? So three questions there. And I have a follow-up.

Darren Woods: Well, thanks for the heads-up on that follow-up. I think in terms of looking across the businesses, I’ve been fortunate here in the last several years to be working – historically – as you mentioned, I grew up in the Downstream and Chemical, spent the last couple of years much more involved in the Upstream.

And I would tell you – and then we brought everybody together to the Houston campus. And I think, what we’re finding more and more of is the similarities that exist between the businesses.

I think, you know, historically people have looked at what makes those businesses different. What we’re doing is looking at where are those businesses the same and how can we take advantage of that sameness because that is a true competitive advantage that we have.

We, as I mentioned in the presentation, we have world-class successful businesses all along the value chain. And so we have figured out how to run those businesses very successfully.

And what we see, as we bring people to the campus and we start working more closely together, as we as a team up here work more closely together, there are more opportunities of synergies than there are differences.

And so our focus right now is taking advantage and trying to leverage that to its full extent which has been enabled by the Houston campus. What were your other questions?

Doug Terreson: Well, do you like the current performance metrics? Do you think that they’re applicable? Do you need change, revision, maybe more focus on some you’ve used in the past? Or what do you – how do you think about that?

Darren Woods: So I think on the metrics piece of it, the way we look at that, and I think it’s dangerous to get too focused on any one metric. The way I’ve tended to manage the businesses in the past, is you’ve got to think about that as a portfolio of metrics, understand what each of those is telling you, making sure you’re running the business in a way that drives the highest value to the shareholder.

And depending on the circumstances, the assets in discussion, the business in discussion, some of those metrics will be more important than the others. So I am not a big believer in focusing on a single metric and trying to drive your business that way because I will promise you that you can do more harm than good if you become narrow in your thinking about how do you drive value in a business.

So I would tell you, what we’re trying to do is make sure we understand where are the best, most relevant metrics for managing our business, that help us see where the opportunities are so we can go close those and that’s going to be a little bit different as we look across our portfolio of businesses and the opportunity that’s out there.

Doug Terreson: Sure. And, then, Darren, it seemed to be pretty high focus on financial performance today, at least if I heard correctly. So is that a good way to think about the message? Is that a good way to think about it today?

Darren Woods: I think financial performance is very important. If you think about the background that I come from, you’ve got to squeeze a lot of rocks to make money.

There’s, you know, there’s a lot of effort to go do that and I think we’re very good as an organization at doing that. I think we have the potential to continue to do even more of it so I’m – yes, I think we’re very focused on how we generate more value and more cash flow, higher returns. That’s what we’re good at.

Jeff Woodbury: Let’s go over here to the left side, Roger.

Roger Read: Roger Read, Wells Fargo. Thanks. Kind of I guess, tying on the first couple of questions that have been coming through here, when you think about the guidance range of 4 to 4.4 million barrels equivalent to 2020 and the long-term strategy of Exxon, which has been a dividend plus share repurchases, how does the 4.4 on the upper range fit in with, like, a share repurchase strategy?

Would you rather be 4 to 4.2 and been more aggressive on share repurchases via asset sales or is 4.4 just a logical outcome of, say, a $60 oil world and $25 billion a year in capex?

Darren Woods: Yes, the share repurchases, the way we look at that, is that’s our flywheel to manage liquidity. It kind of comes – towards the back end of the process. The front of the process is figuring out how we generate the most value for the shareholder and where are those opportunities at and how do we advance those opportunities, what’s it going to take.

So that tends to be the focus of how we think about the business. We drive those opportunities. All of the opportunities that we find that we think we can bring unique value to and is accretive to the portfolio, that’s what we stay focused on doing.

And then, at the same time, we balance that off with really honoring what we believe is a strong commitment we’ve made to our shareholders to have a reliable and growing dividend.

And that would be the two drivers that we think about as we are looking at that. And then what comes out of that in terms of our balance sheet, liquidity and cash and the rest of it, is a function of the answers to that – the value opportunities up there.

And then we take – use the share repurchases as that flywheel if we think we’ve got excess liquidity based on the opportunities that we have today, the market that we’re at today, but very importantly, the opportunities we see coming down the future and the market that we could see in the future to make sure that we maintain the capacity that we are going to need through the cycles.

Roger Read: Just – I’m sorry, a quick follow-up. On the $25 billion, should we assume, if there’s less cash flow coming in that it’s the short-cycle that mostly gets deferred on, say, undershooting that number?

Darren Woods: I think what you’ll see is, all the decisions we’re going to be making, as the price moves around is a function of our view as to how well those investments are going to do in the different price environments, and I will tell you that that is across the portfolio, the different resource types, that varies.

We have some very attractive short-cycle in low-price environments. We also have some attractive long cycle for low-price environments. And so it is a function of – we have the luxury of having, I think, a portfolio that will perform well across those resource types in a number of different price environments.

Jeff Woodbury: Maybe over here in front, Neil.

Neil Mehta: Great. Neil Mehta here with Goldman Sachs. The first question I had is, as it relates to the production guidance – the 4.0 to 4.2 went to 4.0 to 4.4. Can you talk about the puts and takes that ultimately drove the higher guidance? Was it Permian or something else?

And then the follow-up is, as you think about the Permian production growth that you outlined in the deck, it’s a very aggressive production profile. Do you see bottlenecks, whether it’s service cost, or pipeline, or other factors that would be a limiting factor to achieving this?

Darren Woods: No, I think – so the – one of the things that the acquisition that we recently made in the Permian gives us is this very rich resource base of contiguous acres that allow us to leverage the expertise that we’ve built up in that space and the technology that we’ve been working on in that space.

And so that becomes a very attractive opportunity for us and then we can adjust that and manage it, as I said in the presentation, based on market conditions. But that becomes a fairly – that becomes our short-cycle lever that we can pull.

And the pace of that will be driven by kind of cash flow, where that ends up, given where the market price goes to, but also some of the things around logistics development and some of the other infrastructure that you mentioned. So that will be a kind of a play-by-play, resource by resource area equation. Jack, anything you want to add to that?

Jack Williams: Yes, let me talk a second about the Permian. The Permian is a big part of that going from 4.2 to 4.4 – not the only part, but a big part. And when I think about how we’re positioned in the Permian right now, I have a lot of confidence in our ability to really outcompete our competitors there.

It starts with the acreage position and I think I’d characterize that we went from a good acreage position to a great acreage position with this acquisition. Very competitive there.

You then need to be the low-cost operator in the Permian. Drilling costs are extremely important to the overall success. And I think our XTO units demonstrated very competitive drilling and completion costs and operating costs over a number of years, a proven track record there.

And I think, for a lot of our competitors, it kind of stops there. And it doesn’t for us. What we’re going to be bringing is, number one, we’ve been – our research organization has been working alongside our XTO operating unit pretty closely.

We’re going to re-double that effort and we’re going to have a lot of research focus on the Permian, on the unconventional with – underpinning this big resource position we have.

And then we’re also – with that big, contiguous position we have in the Delaware Basin now, we’re going to bring some of our development planning resources, some of our Development company advantages that we’ve – that has allowed us to succeed around the world with these big complex projects.

We’re going to bring some of that mindset, some of that thinking to the Permian position. And then we have our big world-scale Gulf Coast refining infrastructure and then Darren mentioned how we have the JV that we’ve established, the petrochemicals that are leveraging the gas.

We have that full value chain that goes from the acreage position all the way through to the market. So when you add on the development planning piece, the leveraging the scale, the research, the midstream, the refining infrastructure on top of our operating prowess and the acreage position, then I think you really have a winning combination.

So I’m pretty confident in that position. That confidence, you know, underpins going from 4.2 to 4.4.

Jeff Woodbury: Okay, Evan, in the front.

Evan Calio: Great. Thank you. Evan Calio, Morgan Stanley. Given your Guyana and Permian have strong returns at $40 oil and they both have a deep inventory base, your macro comments of, you know, increasingly complex market, I mean, how has your gating process changed?

I mean, is there any commentary on that? Is there a premium to a shorter-cycle at this point? Is there a higher threshold for allocating capital than in the past? I just want to understand how your gating has evolved based upon all these changes.

Darren Woods: I would tell you the process, how we think about advancing projects, how we think about testing their robustness to a variety of market conditions hasn’t changed.

We’ve always tested projects at very low prices and looked at what the upsides and how they would perform over range of those prices. We factor in the risk aspects of the different plays and how they kind of come together on a portfolio basis.

So all the mechanics, the envelopes that we tend to look at, are all pretty consistent with where they’ve always been. I think what happens is, as we all stay informed with how the business is evolving, how the market’s evolving, bringing that judgment into which of those metrics do we want to think and look harder at versus others, and it’s a dynamic, judgmental process that the management team is bringing to those decisions with this construct, these mechanics that we set around the metrics that we generate.

Evan Calio: And then just a short follow-up on 32, your Permian production guidance, your growth production trajectory, is that based on a particular price, is that $50 oil? Or what’s the price that you think would drive that production upside? Thanks.

Jack Williams: Do you want me to take that?

Darren Woods: Go ahead.

Jack Williams: Yes, I would think about that in terms of the mid-term of that range we show in the cash flow, the $40 to $100, think about that guidance and kind of – in the middle band of that.

Jeff Woodbury: Paul Chang, in the middle.

Paul Chang: Thank you, Jeff. Darren, I have two questions. First, I think the industry has been arguing whether the deepwater has become outpaced or that it’s being pushed out because the short-cycle in the shale has been doing so well.

Do you believe that the deepwater, not the best of the projects, like Guyana – that obviously that is very competitive – but as a whole, do you think that, that it has an asset cost where it can remain as a dominant piece in your portfolio? Or that the cost structure is really going to be sub-par on average?

The second question would be, as the oil price under pressure over the last 2-1/2 years, when you go through your negotiations with different host governments, have you seen the willingness for them to start changing and take the reality that maybe oil price is not going to be as good?

And if they want to be competitive and get investment into the countries, they need to be willing to offer better terms? Is that actually happening or that they are still in denial mode? Thank you.

Darren Woods: I’ll let Mark comment on some of that. Let me just say a couple of things. I don’t – you know, again, it kind of comes back to this idea, we don’t try to prejudge an asset class or a resource type.

We try to continue to look for what would be required to make this successful in a price environment. And then the challenge that we give our organization is to go find the opportunity that ensures that it would be successful.

And so it’s not so much of a – I think it’s a little bit too mechanical to think about it in terms of the buckets that they fall in. It’s more, what would be required and can we find something to meet that. And so from my own personal perspective, I don’t rule out any asset class from that standpoint.

And I think, from my perspective in talking to governments, I think these down cycles remind folks of how challenging this business can be and some of the advantages in working with ExxonMobil and the way we think about running the business.

I think the down cycle tends to help people remember some of the strengths that we have as a company and some of the advantages to having us as partners. Mark, you want to build on that?

Mark Albers: Well said. That’s the – this development planning mindset that we take to the whole portfolio, whether it’s deep water or LNG or any other development, is all about making it work at these low, low prices, making it work at $40 or lower.

And with that drive, we’ve seen the organization – as Darren showed – pull structural costs of 30% reduction. That’s beyond market – structural cost at 30% reduction in deepwater places like the Black Sea, in deepwater places like Guyana, in deepwater like the Mozambique exploration acreage.

That’s why we entered – we’re interested in Cyprus, is make these things work on a conceptual basis in the kind of environment that we’re in. So that’s a combination of technology, that’s a combination of phasing.

It’s a combination of minimum kit, the cMIST technology Darren mentioned enabled us to remove a gas plant, an entire gas plant from the Romania development.

So it’s not – there’s – I think, there’s plenty of deepwater resource that’s going to be very competitive with that kind of approach at these prices for a long, long time.

Jeff Woodbury: The middle – and – Sam.

Mark Albers: Just one – yes, and just on the government relations, obviously every government is wrestling with these low prices and how that’s affecting their budgets.

As part of the conversation around making things work in this price environment, we’re going to governments and having candid conversations as we speak around this is how far we can take it with development concepts and planning but we need this to get something going in your country.

And there’s been a lot of receptivity to that. But as I say, they’re going through their own struggles around budgets with these low oil prices. And we’re having conversations around that and we’ve always said we’re open to those conversations as long as there’s a deal in there that makes sense for both of us, whether it’s a longer period of development time or some other terms that we can tweak.

Darren Woods: The final thing I’d add on that, Paul, is – we talk a lot about this within the company, but that necessity is the mother of invention. And, you know, it’s a simple saying but you can bring it to life in a lot of different ways and what I would tell you is bringing everybody together on that campus and making things necessary is leading to a lot of invention.

Sam Margolin: Hi. It’s – excuse me – it’s Sam Margolin at Cowen and Company. I have a question about your U.S. gas business. It’s been a challenge for a number of years, obviously, in every aspect – reserves, production and financial contribution – but we’re nearing the end of a major investment cycle in gas demand components.

And, you know, between your own investments and others, how do you think the U.S. gas market is positioned today? Is it just a matter of any demand that comes on? Will it immediately be met by new supply or do you think we can enter a cycle here where U.S. gas becomes a major contributor again to the organization?

Darren Woods: Andy, do you want to…

Andy Swiger: Complicated question. Yes, certainly investment and supply has gone down over the past few years. You follow the rig count. Now, it’s responded to some price signals recently and going up.

There has, as you say, been a lot of demand built up, although it hasn’t raised the overall demand all that much. We are, when you look at the season we’re in right now and you think about weather and you think about where we ought to be and so forth, it would tell you that there’s a little bit of structural shortness because production has actually gone down a little bit.

The question about the response, I think you’re seeing that with the climb in rig counts, about 85 a few months ago to 150-some right now. There’s a lot of potential out there to meet that demand.

The big question is really infrastructure, a lot of pipelines being built to connect some of these new sources of supply to the markets, markets that are traditionally being served by depleting supplies.

There’s stuff in the middle there that can connect it, that can be drilled quickly. By and large, I think you’ve got a lot of resource there that’s going to be capable of meeting the demand and we hope the demand continues to grow robustly and so forth.

But there’s still a heck of a lot of opportunity serving this huge gas market which now has an export dimension that’s becoming meaningful as well. So, you know, we view it favorably but it’s a tough business and you’ve got to be low-cost.

Sam Margolin: As a very quick related follow-up, Darren, you sort of mentioned with the Energy Transfer JV and some of the Downstream investments, you’re making in oil, too, not just application to gas, but Downstream investments can sort of effectively be an Upstream investment if it promotes your market position.

You know, coming from the Downstream background, Downstream assets can also be very cheap. So how do you see the availability or potential add-on capacity of new Downstream assets, you know, in the context of your own sort of process IP and everything you can add to the – to anything you bring into?

Darren Woods: Well, we put the investments and thinking that we – in the Downstream through the same kind of rigor that we think about the Upstream. And it has to come back to bringing some unique value to the equation.

And as you’ve heard in the presentation, we’re looking at it on an integrated basis from the standpoint of how is that opportunity going to flow. I think there’s great opportunities in markets that are developing and evolving very quickly. I think you’ll see value shift along the value chain. It’s hard to predict but we know that it happens.

And so as we think about that investment along the value chain, it’s – can each of the investments stand on its own and perform at a level that we’d be satisfied with irrespective of any, I’ll call, value chain benefits. And in the way we look at the value chain benefits is it adds to the advantage that we build on a standalone basis.

And so we think about the chemical plants, we think about the refineries, all along that value chain and where are the opportunities to take advantage and extract value out and if that value shifts over time that we’re in a position to catch that value as it’s moving.

Mike, anything you want to add to that?

Mike Dolan: No. I think you – Darren, you kind of covered it. And Andy mentioned infrastructure. So in all these markets as we look at – from a Downstream standpoint how do we get our products to market in the most efficient way, we always see some logistics plays that may result in some investments for us.

But otherwise, I think as Darren described it, we’re going to have to stand – these investments have to stand on their own as appropriate for us to create the value that we’re looking for.

Jeff Woodbury: OK. Phil?

Phil Gresch: Hi. Phil Gresch, J.P.Morgan. First question just with respect to the capex outlook, how should we think about the amount of inflation that you’re embedding into your expectations of capital going from $22 to $25 billion and the expectation that a lot more of your capital is going to be spent on short-cycle? And then if you could maybe contrast that with how you’re thinking about the international markets and what you’re seeing there?

Darren Woods: Well, we have not built in a lot of inflation into the capex outlook. That – what you see primarily and what we’re showing there is activity levels and spend on investment.

The mindset that we have there is – and I think it’s a function of going through that cycle, bringing our organizations together, learning from one another – is to find efficiencies to offset what we know is going to come as the market starts to heat up again.

And so we’ve got the organization very focused on keeping a lid on that inflation by thinking differently around how you work those projects, how you develop those projects, how you design those projects, a lot of emphasis on keeping that cost down. Necessity is the mother of invention and we’re going to make that necessary.

Anything to add on that, Jack?

Jack Williams: No, I think that was well said.

Phil Gresch: The follow-up question would be, you know, some of your peers have held analyst days recently. And many times the question has kind of focused on what’s the cap on the capex and if there is additional help from the oil price.

Is your capital budget pretty well locked in at this point with that $25 billion? Or would you see flexibility to move that higher?

And it kind of comes back to the buy-back flywheel discussion because you do have excess cash baked into your expectations through 2020.

So I’m just wondering, you know, should we expect that this would be, you know, the max that you would be willing to spend over the next few years?

Darren Woods: I think the way you should think about that is the word that I used I think through several places within the presentation, is flexibility. And the way we really have been thinking about it with the opportunities that we’ve opened up in the Permian and some of our short-cycle is that gives us the flexibility that we didn’t necessarily have in ages past when most of the projects were long-cycle projects.

So the way we are thinking about that is given some of the factors I talked about with the market and the unpredictability there, is take advantage of those short-cycle investment opportunities, understand where the market’s at and how you want to take advantage of where the market’s at.

And if we can see a value opportunity that’s going to grow shareholder value, where we can bring something to the market, we’re going to participate in that.

I would just – in short we’re not locking anything in. We’re going to keep our eyes focused on the value and the opportunities and then manage the balance sheet in conjunction with that so that we don’t – we maintain the capacity that we feel like we need to take advantage of opportunities as they appear.

Jack Williams: I would just add there we have obviously the financial flexibility to do that. We also have the organizational flexibility to do that.

We were fairly differentiated from our competitors in terms of how we responded with the organization over the last several years. We’ve continued to get efficiencies that – if you look back to day one of the XTO acquisition they were running about 70 rigs. And we still have much of that organization capacity in place. So, you know, with the right opportunity we do have the flexibility to ramp up.

Jeff Woodbury: I’m going to go to the far right to John over there.

John Herrlin: John Herrlin, Societe Generale. With Guyana, I think you mentioned, Darren, that you had 2 billion barrels’ potential identified and 1.4 for Liza. So does that make Payara 600 million? Just thought I’d try.

And with the acquisitions, what you did this year, is that going to be more typical of what you’re planning to do going forward in terms of complementary-type bolt-ons versus an XTO which was more strategic and larger?

Darren Woods: I’ll answer the second part and then I’ll let Mark talk a little bit about Guyana because I think it’s worth providing some perspective on that.

I think with respect to acquisitions, the same – we’re thinking about that space the same way we think about the investment opportunities in the assets that we develop ourselves.

It’s really where is the value opportunity at, where can we see the largest opportunity to shift value and work with somebody who has a different value equation from us, find that space and capture that space in our company.

And that’s very much a function of the individual opportunities as they present themselves. And it’s been difficult to find folks on a – kind of a broad, large base that have a value perspective that lines up with our value perspective in terms of finding space for a deal. And so when we find them, we execute them.

I wouldn’t say we have a preference one way or the other. It keeps coming back to how much value can we generate through the transaction.

Mark, you want to talk a little bit about that?

Mark Albers: And so, obviously very excited about Guyana, a world-class sedimentary basin, world-class crude quality. We have a very good working relationship with the government.

Just to provide some clarity, as Darren mentioned in his comments, what we found is 1.4 to 2 billion. Of the 1.4, he had mentioned that we see 1 billion in Liza. So between Payara and a member deeper than Liza, Liza Deep, that’s 400 million.

Based upon two appraisal wells that we plan, one in Liza, one at Payara, the 1.4 will be – will grow to hopefully 2. But based on those two appraisal wells, we’ll be between 1.4 and 2. That clear? Okay.

And then on top of that, I mean, we’re very, very, very early days of exploring in Guyana. So this is a DHI play so seismic is a good help to us here. But enormous potential.

Jeff Woodbury: Paul?

Paul Sankey: Thank you, Basel. Thank you, Jeff. Sorry, if I could – Paul Sankey at Wolfe Research. If we could talk a little bit more about the Permian slide, you have obviously highlighted, Darren, return on capital employed as the key metric for you guys.

There’s a different metric here which is return. I wondered if you could talk more about what the – how you define the 30% return, the 10 to 30% return that you’re going to get here from this inventory that you’re talking about.

The reason I ask is because obviously there’s a disconnect between return on capital employed and what we typically see in U.S. E&P which is very low return on capital employed.

And I just wondered how you square the circle of prioritizing return on capital employed when these businesses typically in growth mode would have relatively very low return on capital employed potentially for many years.

Darren Woods: Okay. I’ll provide a broad perspective on that and then see if Jack wants to add any more specifics.

But it comes back to the question that Doug was asking around how do you look at your metrics and which metrics do you focus on.

And when we talk about return on capital employed, I think it’s really important to understand that we’re talking about it over the business cycle because if you get yourself wired into thinking about it on an annual basis or a very narrow time frame, it can lead to some of the challenges that you’re talking about where you choose not to make decisions because of an annual or a short-term view on what really is a – should be focused on a more long-term, broader opportunity set.

So I think, you know, as we look across all of our business, that’s true for Chemicals, Downstream and the Upstream, is thinking about it in the context of the business cycle and the period that is relevant for making those investment decisions.

If you think a little bit about it, if you’re going to build a grassroots chemical plant, the first year you build it when you’ve got all that capital outlaid, you’re not getting any return on it. And, you know, it takes – you got to get that started up. You got to get ramped up. And there’s specialty products which tend to have higher value. You got to move those out into the marketplace, that takes time.

And so if you took a very narrow view around a return on capital criteria, you’d probably never invest in the chemical business.

But if you take the fundamental long-term growth that we’re seeing there, the drive in demand for higher-value products, you see a huge opportunity. But you got to have the patience to think about it over the cycle and the growth period there.

I don’t know, Jack, you want to add anything to that?

Jack Williams: Yes, I think that was – kind of covers it. But let me just talk about, you know, the exact metric you’re talking about, Paul. I think everybody knows that’s discounted cash flow return and ROCE – undiscounted – so that’s the big difference.

And let me assure you that the DCFR is one metric. And as Darren’s talked about, we test over wide metrics. So we have modeled the Permian on an undiscounted basis on how much earnings that’s going to bring in and we think it’s going to be very competitive. So it’s not a one – we’re not a one-trick pony in terms of looking at DCFR.

Paul Sankey: Yes, I understand that. My problem is that I’m just concerned that you’re going to have many years of depressed return on capital employed as you’re in the growth mode and whether or not you’re concerned that would affect the multiple of the stock simply because the way the market looks at it would be willingness to pay for long-term NAV in a very focused company in the Permian.

But for a company such as Exxon across the board, return on capital employed would be the metric that we look at. And you are looking at multiple years here of dilution.

Jack Williams: I just don’t – Paul, I understand what you’re saying. I don’t see it being dilutive to ROCE in the short term or long term. We’re going to get quick cash flow back from these short-cycle investments.

Darren Woods: And one of the advantages is having the portfolio so that we’re not – if you...

I think you as you talk about some of these smaller firms that have these very narrow plays and profiles, that’s a different dynamic than we have, which is a much broader portfolio of assets contributing across different parts of their cycle.

Paul Sankey: If I could add just a follow-up, Darren, you’re part of a theme of Downstream guys taking over big oil companies. Are we looking here at a future now where we’re in a processing business more and guys with your kind of experience and ability are more what we need than the – some of the wildcatters that we’ve had in the past?

Darren Woods: Well, I would start by telling you, I don’t – the decision made by our board wasn’t a function of any themes that were happening out in the industry.

I think, you know, one of the beauties of our company is that we have a development process that starts shortly after you join the company of developing people to their full potential.

And we have I think the luxury of lots of options. And I think it’s really a function of evaluating the options and what the needs are and making those decisions.

But whether that will come from the Upstream, the Downstream, the Chemical company, we’re not limiting that portfolio to any specific back experience, you know, back experience that you’ve had. In fact I would tell you that our view is if you’re – as you go through that management development process, you become fungible.

It’s not a function of it being a Downstream or an Upstream or the rest of it. It’s a function of being able to manage that business and drive shareholder value, drive the returns that will get your cost down and all the fundamentals that we talked about. That’s the fundamentals of the business. And it is the same irrespective of which of the companies or sectors that you worked in.

Jeff Woodbury: Basel, all the way in the center back.

Brendan Warn: Sorry, thank you. It’s Brendan Warn from Bank of Montreal. First part of the question, just in terms of the update on the production guidance of the 4 to the 4.4, if you can you talk about your base business or your base declines and just what – either parts of the world, because of the breakevens, you’re allowing to decline, what your current sort of base business decline rates are? And I’ll have a follow-up, please.

Jack Williams: Want me to take that?

Darren Woods: Yes, why don’t you take that, Jack?

Jack Williams: Yes. Yes, our base decline that’s underpinning that entire 4 to 4.4 is really unchanged from what – what it was in the past. That 3% that we’ve been talking about. That’s the same going forward. The – over that time period that’s the sort of base decline we’re seeing. And of course that incorporates some infill drilling, some workovers, that kind of stuff.

Brendan Moran: I guess it was a fear of industry that we are going to rapidly decline in the low oil price.

Just in terms of follow-up, we hear a lot about Guyana. A discovery you made a while ago that we used to hear a lot about, Domino. Can you give us a project update please?

Mark Albers: Yes. Domino is in the Romanian Black Sea. That’s one that we’re in active dialogue with the Romanian government now around the final fiscal terms. And we’re hopeful that we can conclude those discussions satisfactorily in the next few months.

And if we’re able to do that, we’ll move into development because that is one that with the right fiscal terms and stability will work in this price environment.

It’s a good example of what I mentioned earlier around the conversations we’re having with governments about what it takes to move those investments. It’s a high-quality resource in discussions with the government now on the final fiscal terms.

Jeff Woodbury: Okay. Here in the front, please.

Pavel Molchanov: Thank you, Jeff. Pavel Molchanov from Raymond James. Two quick questions. At the time of the XTO acquisition, there was a lot of emphasis on using those capabilities to develop shale and tight resources beyond North America. But other than some very limited efforts in Argentina, it seems to have been sidelined.

Is that a lack of, you know, opportunities? Or you just see better, you know, capital spending options elsewhere?

Jack Williams: Take that one?

Darren Woods: Yes.

Jack Williams: Let me first mention Argentina and then I’ll broaden that in my response. We do have a material position in the Vaca Muerta in – the shale play in Argentina. Not a lot in that outlook. There’s not a lot of production build-up there, not a lot of spending profile. But it’s promising. It’s very promising.

And we are fully leveraging the XTO knowledge base and our experience with all the tight plays – tight oil plays and the shale gas plays in the U.S. to the Vaca Muerta.

We just drilled the longest lateral that’s been drilled to date in the play. The rock there is as good as any of the plays in the U.S. lower 48 in terms of the pressure, the thickness, the porosity, the perms, the mineralogy. It’s – it ranks up there with the very best of the U.S. lower 48 plays so it looks promising from that standpoint.

You have now a government that wants to see the foreign direct investment. It wants to see the industry build up this play. That’s very supportive.

We have a very good position in the Vaca Muerta. You know, we have 330,000 acres and it’s well positioned. It’s – I would say it’s as good a position as anybody in the play.

And then the one downside that we’ve got to work on in Vaca Muerta is cost. And right now it costs two to three times to drill a well there as it does in the U.S. lower 48. And we’re working those costs down. We’ve – the government is well aware of that and is trying to help in that regard in terms of making the investment climate such that we can bring those costs down.

So not a lot to talk about today in terms of, you know, new production and new investment. But, you know, keep them on your radar screen because I think that does have some promise going forward.

We are looking beyond North and South America, around the world, for promising unconventional plays. You’re right, there hasn’t been a lot outside that space.

You know, you have this unique environment in the U.S. with private mineral rights, and the huge infrastructure we have, and the service companies, and the capital markets. And all that comes together to really underpin a lot of the development in the U.S. You don’t find those, all that combination of characteristics elsewhere.

But we are looking. We have looked at some plays in the Middle East that look promising. Obviously a lot of oil in place there, a lot of good source rocks. And before the sanctions in Russia, we were looking – that was part of the Rosneft agreement, looking there too. So we continue to look.

And we think we’re well positioned should we find something attractive. I think we’re in a better position than anybody to develop it and get value for our shareholders.

Pavel Molchanov: Let me ask a policy follow-up, if I may. You guys are on the record in support of a revenue-neutral carbon tax. And as Congress begins to get into more detail on comprehensive tax reform, will you send the message that they should include a revenue-neutral carbon tax in whatever corporate tax reform ends up emerging?

Darren Woods: I think the way our philosophy, my philosophy in engaging with the government is to provide...You know, at the end of the day they’re represented by communities in society to set policy. And then our role in that is to make sure that we’re helping bring our perspective and our experience base to the implications of the policies that they’re considering.

Our support of the carbon tax is a function of if you’re looking to put a price on carbon, if the government’s looking to do that, we have some views as to how best to achieve that and get the lowest cost with – for the highest amount of reduction for carbon.

And so that’s where we come in and talk about, you know, uniform cost of carbon across sectors, transparent, replacing – revenue neutral so we don’t put a burden on the economy, replacing the high-cost, less-efficient thousands of regulations that we have out. And so that’s the discussion we tend to have, is around the fundamentals associated with the policy.

And then the government has to decide in their mix and as they’re thinking about taxes and what levers they want to pull, how best to bring that mix together.

We’re not in a position of setting tax policy for any country. We’re in a position of trying to advise on it and the implications of it.

Jeff Woodbury: Basel, all the way in the back there, Greg.

Greg Silver: Okay. Yes, thanks for taking the question – honored to be the first investor to ask a question.

So Darren, we’re in a unique time with interest rates. You look at return on capital employed over a ten-year period and with – we look at your ten-year debt, it trades at about 3% yield. If we look at your equity, you have a 365 basis point dividend yield.

So that would portend it’s a very good time to become an investor in Exxon given, you know, we get upside to future earnings as investors in equity, where bond holders do not.

And it seems that your Dutch competitor has taken the view that this is a great time to take on more debt because you can get great yields and do great things with it. Today he’s getting a lot of pushback for that alternative that he’s taken but, you know, we do look at these things over ten years.

And in five years we might look back and say wow, you know, that was really countercyclical, that was really smart. We may not. We may look back and say wow, he drove his company into the ground.

But your balance sheets is very under-levered. And it appears that the debt market at 3% yield is asking you please take on more leverage. So what do you think about that? I mean, it’s very strange the time we live in where your dividend yield on your stock is above your bond yield.

So with that understanding, how do you move? I mean, obviously you can buy back shares and you can eliminate a burden which is a coupon payment you have to pay to equity holders. Or you can invest in your portfolio which would be great given the opportunities you have to do. But obviously, you know, you face public market scrutiny if you increase capex by too much. But maybe you should.

So what are you going to do?

Darren Woods: We’re going to stay focused on finding opportunities to grow value and shareholder value. And that is as simple as I can put it, that it is an opportunity-driven objective function: find opportunities to grow shareholder value.

We put a lot of value in having a strong balance sheet. And that strong balance sheet gives us the opportunity to seize value opportunities as they present themselves, as they develop in the marketplace. And so we stay very focused on that. So it’s an opportunity that we’ve got. It’s an advantage that we have on our balance sheet and we’ll use it if we can find a way to use it to grow shareholder value.

Jeff Woodbury: Other questions? Doug?

Doug Leggate: Thanks. Doug from Bank of America. Mark, I wonder if I could go back to Guyana for a second. And you talked about 1-1/2 to 2 billion barrels as the potential upside range from what you have today.

What production capacity does that support? And if you could talk about the relative economics as to how it competes in a lower-oil-price environment versus the rest of your portfolio. Thanks.

Mark Albers: Yes, so just to clarify, what we have found, not potential upside but what we have found, is the 1.4 to 2 billion. The upside is multi-billion barrel unrisked potential. It’s quite large.

When we look at – there’s a number of ways you can build facilities. The approach we’ve taken is to – as Darren’s chart showed – you know, with the initial phase we started out about 100 KBD with a fairly long plateau. We – as we’ve been encouraged by the results at Liza and additional exploration success, we’re fine-tuning that facility to take it to 120.

We’re looking at the second vessel that would already be supported by what we found. It would be something on the order of 150, plus or minus.

But what we’re doing now is being very methodical in our appraisal and exploration program so we can assess whether we are in a manufacturing mode in terms of FPSO vessels because if we get into that, then we have the opportunity to build these vessels, take advantages of – contractual advantages on design-one-build-multiple and building in steady blocks of production that work at today’s prices and below. And just as we appraise and discover, we just keep adding.

So as his chart showed, you know, from the Liza – 1 billion sort of number we’re just kind of 120 plus 150 range but that again for a long period of time. And then we’ll just build on that.

So it’s – again it’s very early. Very encouraged by what we see. What I can tell you now is we’ve got two vessels in mind and we’re looking to build that based on the appraisal and wildcatting we’re doing.

Jeff Woodbury: Okay. Well we’re going to go ahead and close down now. And I’m going to turn it over to Darren here in a moment to say some final comments.

But first I just want to once again thank you for joining us. We’re very appreciative of the engagement and your thoughtful consideration.

And as always, if you have some subsequent questions following the meeting, don’t – please feel free to reach out to us and we’ll come back to you.

With that, Darren?

Darren Woods: Thank you, Jeff. I just – let me just close by reiterating some of the points that we’ve made both here in the Q&A and in my presentation.

We’re all very confident in the future of the company. We have a very talented and capable organization that we’ve brought together at a Houston campus and we’re able to leverage even more effectively.

We’ve got world-class successful integrated businesses that span the entire value chain. We’ve got a very deep bench of technology and technology skills that we can bring to bear.

As was brought up here many times, we’ve got a very strong balance sheet that we can take advantage of. And I think we have a very attractive portfolio of investment opportunities that we’re all focused on advancing in very capital efficient and productive ways.

And I think we’ve got our focus on the right things and we’ll continue to grow shareholder value for the long term.

I thank you all for coming and for all your attention. Thank you.